As filed with the Securities and Exchange Commission on November 12, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CMS ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2726431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Energy Plaza, Jackson, Michigan 49201, (517) 788-0550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Thomas J. Webb
Executive Vice President and Chief Financial Officer
CMS Energy Corporation
One Energy Plaza, Jackson, Michigan 49201
(517) 788-0351
(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Shelley J. Ruckman, Esq.
Assistant General Counsel
CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
(517) 788-0305

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Registration
to be Registered	Registered	Share(1)	Price(1)	Fee(1)
Common stock, par value $.01 per share, of CMS Energy Corporation	3,000,000	$10.06	$30,180,000	$1,186.08

(1)	Estimated solely for purposes of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933 (the “Securities Act”), based upon the average of the high and low sale prices of CMS Energy Corporation’s common stock reported on the New York Stock Exchange as of November 7, 2008. The payment of any additional filing fee is deferred pursuant to Rules 456(b) and 457(r) of the Securities Act.

PROSPECTUS

3,000,000 Shares Of Common Stock, $.01 Par Value

CMS ENERGY CORPORATION

STOCK PURCHASE PLAN

We are pleased to offer the CMS Energy Corporation Stock Purchase Plan as amended and restated (hereinafter referred to as the “Stock Purchase Plan” or “Plan”), a direct stock purchase plan designed to provide investors with a convenient way to purchase shares of CMS Energy Corporation common stock (“CMS common stock”) and to reinvest any common stock dividends paid by CMS Energy Corporation (“CMS Energy”) for the purchase of additional shares. Stock can be purchased and any dividends paid can be reinvested with no commissions or service charges. The Plan replaces and assumes, by amendment and restatement, the CMS Energy Corporation Stock Purchase Plan, as amended and restated effective December 31, 2004.

Some of the key features of the Plan are:

—	Enroll in the Plan at no charge with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 for five months.) The maximum total amount that you may invest in any calendar year is $250,000.
—	Through automatic investments deducted from your bank account of at least $25 per transaction, you can increase your investment in CMS common stock on an ongoing basis with no brokerage charges.
—	Reinvest any common stock dividends paid by CMS Energy toward the purchase of additional shares of CMS common stock at no charge.
—	Directly deposit into your checking or savings account any common stock dividends paid, putting your money to work immediately and saving you a trip to the bank.
—	Have your CMS common stock certificates held in safekeeping at no charge.
—	Give CMS common stock to others. (Gift acknowledgment forms are available.)
—	Sell shares of CMS common stock directly through the Plan with a minimal brokerage commission.
—	Periodically purchase additional CMS common stock with no commissions or service charges.

The CMS common stock is listed on the New York Stock Exchange under the symbol “CMS”.

Investing in CMS common stock involves risks. See “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This prospectus relates to all shares acquired by participants under the Plan. Shares available under the Plan will be shares purchased on the open market by an independent agent selected by us or newly issued shares. All shares acquired by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.

The date of this prospectus is November 12, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell CMS common stock pursuant to the Plan. All CMS common stock sold under the Plan will be sold under that registration statement.

This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

DESCRIPTION OF THE STOCK PURCHASE PLAN

Purpose

The purpose of the Stock Purchase Plan is to provide a convenient, no-cost way to invest in CMS common stock and to reinvest any common stock dividends paid by CMS Energy.

Administration

We administer the Plan through our Investor Services Department. As Plan Administrator, Investor Services acts as transfer agent, keeps records, sends statements and performs other duties related to the Plan. We have the right to change the Plan Administrator.

You can contact the Plan Administrator as follows.

Written Inquiries:	CMS Energy Investor Services One Energy Plaza Jackson, MI 49201

E-mail Inquiries:	invest@cmsenergy.com

Telephone Inquiries:	517.788.1868

Fax Inquiries:	517.788.1859

Requests for Enrollment Packages:	517.788.1868

Web Site:	www.cmsenergy.com/shareholder (Secure Web forms are available on this Web site.)

Enroll Online:	Click on “Shareholder Services” at www.cmsenergy.com

An agent, independent of us, makes the market purchases and sales of CMS common stock for the Plan.

Eligibility

Anyone, whether or not a holder of CMS common stock, may be eligible to participate in the Plan by following the enrollment procedures.

Enrollment

If you are already a holder of CMS common stock with shares registered in your name, you can enroll in the Plan by completing and returning the Stock Purchase Plan Authorization form along with any other required documents. If you are not currently a registered shareholder, you can enroll in the Plan by completing and returning the authorization form with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 per month.) You can also enroll online using our secure Web forms at www.cmsenergy.com/shareholder. The maximum total amount that you may invest in any calendar year is $250,000. To obtain authorization forms and other material, please refer to the back cover of this document.

Reports

You will receive a statement of account whenever there is activity in your account or at least annually. You should retain these statements to establish the cost basis for income tax and other purposes. You will also receive communications sent to all other shareholders, such as annual reports and proxy statements.

Dividends

As of the date of this prospectus, CMS Energy is paying a common stock dividend. You can reinvest some or all of any such common stock dividends to purchase additional shares of CMS common stock. If you prefer, you can have your dividends directly deposited into your bank account or paid to you via check. No fees will be charged for any of these options. Unless you select a different option, we will reinvest any common stock dividends paid. Common stock dividend payment dates will be declared by our board of directors when and if deemed appropriate.

Automatic Investment

You can make your initial investment or purchase additional shares of CMS common stock through automatic deductions from an account at a bank or other financial institution that is a member of the National Automated Clearing House Association. Initial investments must be either a one-time deduction of at least $250 (these will be invested on the next investment weekly date) or ongoing monthly deductions of at least $50 for five months (these monthly investments will continue until cancelled by you). To purchase additional shares, the minimum investment amount is $25 per transaction. You choose the frequency of the investment (semimonthly or monthly). The funds are transferred from your checking or savings account on the banking day prior to the investment date(s) you choose. You can enroll in Automatic Investment using the appropriate section of the Stock Purchase Plan Authorization form, by completing and returning an Automatic Investment Authorization form or using our secure Web forms on our Web site. There is no charge for this Automatic Investment service. Automatic Investment authorization and cancellation require a ten-day written notice. To request Automatic Investment forms, please refer to the back cover of this document.

Additional Investments

You can make investments by sending a check or money order to the Plan Administrator at any time. Please do not send cash or third party checks. The check or money order should be payable in U.S. dollars to CMS Stock Plan, should be for at least $25 and must be received by noon on the day of investment. Include the top portion of your Stock Purchase Plan Statement of Account or reference your account number on your check. Please mail to the address indicated on the back cover of this document. There is no commission or other charge for this service. You may invest a maximum total amount of $250,000 in a calendar year.

Investment Dates and Prices

Investment purchases are on the following schedule:

—	As soon as practicable after any CMS common stock dividend payment date.

—	On the first and 16th day of each month or as soon as practicable thereafter.

—	Or at least weekly, generally on Wednesday.

No interest will be paid on amounts received but not yet invested.  Shares of CMS common stock purchased will be either newly issued shares or, at our discretion, will be purchased in the open market (New York Stock Exchange) by the Plan’s independent agent. Neither CMS Energy nor the Plan participants will have the authority to direct or control how or when the independent agent purchases shares of CMS common stock. We will credit newly issued shares of CMS common stock to your account at the average of the high and low sale prices of CMS common stock as reported on the New York Stock Exchange Composite Tape for the trading day preceding the purchase date. We will credit shares of CMS common stock purchased in the open market to your account at the actual weighted average price per share incurred. You will not pay brokerage commissions for the shares purchased.

Sale of Shares

You can request the sale of some or all of your CMS common stock by completing the appropriate section of the form included on your account statement and returning it to the Plan Administrator. Sale requests can also be submitted via our Web site (subject to the below guidelines). The Plan Administrator will forward the sale instructions to the independent agent for sale. Sales will generally be made weekly. The independent agent will sell your shares, together with the shares of other Plan participants, in the open market, and the price will be the weighted average of all shares included in the sale.

We will pay to you by check the proceeds from the sale of your shares, less a nominal brokerage fee (as of the date of this prospectus, approximately $.05 per share). Checks are made payable as your account is registered. Requests to change the payee require “Medallion Guaranteed” signatures of all owners, guaranteed by a financial institution participating in the Medallion Guarantee program. Medallion Guaranteed signatures also are required on all sale requests that are likely to exceed a market value of $5,000. We cannot accept instructions to sell your shares on a specific day, at a specific price, in a specific manner, or equal to a specific dollar value. You determine and indicate the number of shares to be sold. To obtain sale request forms, please refer to the back cover of this document.

Certificate Safekeeping

Shares of CMS common stock that you purchase through the Plan are held in your account in book-entry form. If you have certificates for CMS common stock, you can deposit these certificates with us for safekeeping. All safekeeping shares are held in your account in book-entry form. This no-cost option saves you the trouble of keeping certificates and avoids the nuisance and expense of replacing certificates that become lost, destroyed, or stolen.

Issuance of Stock Certificates

You can obtain certificates for some or all of the full shares in your account at no cost by completing the appropriate section of the form included on your account statement and returning it to the Plan Administrator. You can also request a stock certificate on our Web site or by contacting us in writing as indicated on the back cover of this document.

Gifts and Transfers of Shares

You can transfer ownership of some or all of the shares in your account by providing the Plan Administrator with written, signed transfer instructions. Signatures of all registered shareholders must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program. To obtain transfer request forms, please refer to the back cover of this document. These forms are also available on the Web site.

Service Fees

There are no fees, commissions, or service charges of any kind for initial stock purchases, automatic investment, additional stock purchases, transfers of stock, dividend reinvestment, direct deposit of dividends, or issuance of stock certificates. The only charge associated with the Plan is a minimal brokerage commission for the sale of stock. As of the date of this prospectus, the brokerage commission for the sale of stock is approximately $0.05 per share.

Withdrawal From the Stock Purchase Plan

You can terminate your participation in the Plan either by completing and returning the appropriate section of the form included on your account statement, by providing written, signed notice to the Plan Administrator, or on our Web site. You can terminate either by selling all of your shares or by requesting a certificate for all of your whole shares and a check for the market value of your fractional share. If a certificate or check is to be issued in a name(s) other than the name(s) on your account, your written request, signed by all owners, must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program.

Additional Information

—	Any shares resulting from a stock split or stock dividend paid on shares held in your Plan account will be credited to your account in book-entry form. In the event of a rights offering, you will receive rights based on the total number of whole shares in your account.

—	We will make available to you a proxy statement in connection with each meeting of our shareholders, along with an opportunity to vote the shares in your Plan account. Your proxy, when properly submitted, will be voted as you indicate. Your shares will not be voted unless you vote them.

—	We reserve the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. If we terminate the Plan, certificates for whole shares held in your account will be issued and a cash payment will be made for any fractional share.

—	We participate in the Direct Registration System (“DRS”). Participants in the Plan may choose to have their direct registration/book-entry shares electronically delivered to or from their brokerage accounts. Participants in the Plan participating in the DRS can authorize their broker/dealer to request electronic movement of their book-entry shares. To effect such transactions, brokers will need to include the following information: The CMS account number; social security or taxpayer identification number of the participant; the registered name(s) on the DRS account and the number of DRS shares to be delivered. We will honor such requests from any broker participating in the DRS.

EMPLOYEE PAYROLL DEDUCTION

Our employees (including part-time employees, but not temporary or contract employees) and employees of our subsidiaries who participate in the Plan can invest through the Plan by submitting an “Employee Payroll Deduction Authorization Form.” The Employee Payroll Deduction Authorization Form authorizes the Plan to make payroll deductions of at least $6.25 per pay period for employees paid weekly and at least $12.50 per pay period for employees paid semimonthly and to use the deductions for the purchase of CMS common stock pursuant to the Plan. Employees may, at any time, increase or decrease, within the above limits, the amount of the deduction by notifying the Plan Administrator at the address on the back cover of this document. Payroll deduction authorizations previously provided remain in effect unless the Plan Administrator is otherwise notified.

All other aspects of the Plan apply to employees.

U.S. FEDERAL INCOME TAXATION

The following discussion relates to certain federal income tax consequences if you participate in the Plan. The full effect upon you will depend upon your individual circumstances. We suggest you discuss this material, as well as the impact of state and local taxes, with your tax advisor.

You will be required to include in your gross income for federal income tax purposes amounts equal to any dividends reinvested through the Plan as if you had directly received the cash. You will have no taxable income upon the purchase of shares under the plan. You will not realize taxable gain or loss upon deposit of shares into the Plan or the withdrawal of whole shares from the Plan.

However, you will recognize gain or loss when you sell shares or receive cash for your fractional shares. The gain or loss will be equal to the difference between the amount received for the shares or a fractional share (less any brokerage commissions) and your tax basis in the shares. Gain or loss will generally be a capital gain or loss; long-term or short-term depending on your holding period.

Your tax basis will be the cost of your shares. The holding period will begin the day after the shares are allocated to your account. The statements you receive from us are your continuing record of the cost of your purchases and should be retained for tax purposes.

Generally, dividends will be taxable to you as ordinary income to the extent of our current or accumulated earnings and profits for federal income tax purposes. Dividends paid in taxable years beginning on or before December 31, 2010 will be eligible for a reduced rate of federal income taxation for individuals (not exceeding 15%), provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met. The amount of any dividends in excess of earnings and profits will be a return of capital and, as such, would not be taxable as ordinary income. In the event of a return of capital distribution, we will provide you with reports that will indicate that we have made a return of capital distribution during the year. If you receive a return of capital dividend, you must reduce the tax basis of the share on which the dividend is paid by the amount of the dividend that is a return of capital. If the amount that is a return of capital exceeds the tax basis, the excess must be reported as capital gains.

If you fail to furnish a properly completed Form W-9 or its equivalent, then the “backup withholding” provisions of the Internal Revenue Code will cause us to withhold the required tax from any dividends or sales proceeds.

Investors who are citizens or residents of a country other than the United States are generally subject to a withholding tax on any dividends paid. We are required to withhold from dividends the appropriate amount determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax is determined by treaty between the United States and the country in which the investor resides.

CMS ENERGY CORPORATION

The following description of our business does not purport to be comprehensive. You should read the documents incorporated by reference in this document before making an investment decision. For additional information concerning CMS Energy and our subsidiaries’ business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, you should refer to the incorporated documents (see “Where You Can Find More Information” and “Documents Incorporated by Reference” below).

CMS Energy is an energy holding company operating through subsidiaries in the United States, primarily in Michigan. Its two principal subsidiaries are Consumers Energy Company (“Consumers”) and CMS Enterprises Company (“Enterprises”). Consumers is a public utility that provides electricity and/or natural gas to almost 6.5 million of Michigan’s 10 million residents and serves customers in all 68 counties of Michigan’s lower peninsula. Enterprises, through various subsidiaries and certain equity investments, is engaged primarily in domestic independent power production. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises.

RISK FACTORS

Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections of CMS Energy’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 21, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s Forms 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 5, 2008, the quarter ended June 30, 2008 filed with the Securities and Exchange Commission on August 5, 2008 and the quarter ended September 30, 2008 filed with the Securities and Exchange Commission on November 5, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, which are incorporated by reference in this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in the registrant’s securities. See “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. We have not included certain portions of the Registration Statement in this prospectus as permitted by the SEC’s rules and regulations. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

CMS Energy is subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the registrant with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s Internet site at www.sec.gov. You can find additional information about us on CMS Energy’s Web site at www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplements. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. The registrant incorporates by reference into this prospectus the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that the registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.

CMS ENERGY

—	Annual Report on Form 10-K for the year ended December 31, 2007

—	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008

—	Current Reports on Form 8-K or Form 8-K/A filed January 11, 2008, January 30, 2008, March 14, 2008 (SEC film number 08690529), March 21, 2008, June 11, 2008, June 12, 2008, September 12, 2008, September 16, 2008 and October 9, 2008 (only as to the Item 2.03 disclosure)

—	The description of CMS Energy’s Common Stock contained in CMS Energy’s Registration Statement on Form 8-B dated May 6, 1987, as amended by Amendment No. 1 thereto filed November 22, 1996

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:

CMS Energy Corporation
Attention: Investor Services
One Energy Plaza
Jackson, Michigan 49201
Telephone: 517-788-1868

SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrant is filing herein or incorporating by reference cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the registrant. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “may”, “could”, “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “forecasts” and similar expressions) are not statements of historical facts and are forward looking. Forward looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections of CMS Energy’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 21, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, as updated by the sections of CMS Energy’s Forms 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 5, 2008, the quarter ended June 30, 2008 filed with the SEC on August 5, 2008 and the quarter ended September 30, 2008 filed with the SEC on November 5, 2008 entitled “Risk Factors” and “Forward-Looking Statements and Information”, that could cause the registrant’s actual results to differ materially from those contained in forward looking statements of the registrant made by or on behalf of the registrant.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the registrant. You are cautioned not to place undue reliance on forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made, and the registrant undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of the registrant or the extent to which any factor, or combination of factors, may cause actual results of the registrant to differ materially from those contained in any forward looking statements.

USE OF PROCEEDS

Shares purchased for Plan participants with reinvested cash dividends and other investments will, at our option, be either shares newly issued by us or shares purchased in the open market by the independent agent. When newly issued shares are used, we will use the proceeds for general corporate purposes.

LIMITATION OF LIABILITY

If you choose to participate in the Plan, neither we nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan. We, the Plan Administrator, and any independent agent will not be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. This limitation of liability does not constitute a waiver by any participant of his or her rights under the federal securities laws.

Although the Plan provides for the reinvestment of common stock dividends, the declaration and payment of common stock dividends will continue to be determined by our board of directors at its discretion, depending upon future earnings, the financial condition of our company, and other factors. The amount and timing of common stock dividends may be changed, or the payment of dividends terminated, at any time without notice. This prospectus supersedes all prior prospectuses relating to the Plan.

LEGAL OPINION

Opinion as to the legality of the securities offered herein has been rendered for CMS Energy by Shelley J. Ruckman, Esq., Assistant General Counsel for CMS Energy.

EXPERTS

The consolidated financial statements and schedule of CMS Energy Corporation as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements (including schedules appearing therein) for 2006 and 2005 of CMS Energy Corporation appearing in CMS Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference, which is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Midland Cogeneration Venture Limited Partnership (the “MCV Partnership”). Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements of the MCV Partnership, as of November 21, 2006 and December 31, 2005 and for the period ended November 21, 2006 and the year ended December 31, 2005, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. Such financial statements, to the extent they have been included in the financial statements of CMS Energy Corporation, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

CMS Energy Corporation

Stock Purchase Plan

Investor Services
One Energy Plaza
Jackson, MI 49201

CMS Energy Web Site:  www.cmsenergy.com/shareholder
(Secure Web forms are available on this Web site.)

Enroll Online: Click on “Shareholder Services” at www.cmsenergy.com

E-mail:  invest@cmsenergy.com

Telephone:  517.788.1868

Fax:  517.788.1859

CMS Energy Corporation

Stock
Purchase
Plan

A Commision-free dividend reinvestment
and stock purchase program
offered by CMS Energy Corporation

Prospectus dated November 12, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are:

	Estimated
	Amount

SEC Registration Fee	$1,186	*
Services of Independent Registered Public Accounting Firms	10,000
Services of Counsel	15,000
Printing Expenses	10,000
Listing Fees	5,000
Miscellaneous Expenses	10,000

Total	$51,186

*	Being paid in connection with the initial filing of this registration statement. The payment of any additional filing fee is deferred pursuant to Rules 456(b) and 457(r) of the Securities Act.

ITEM 15.	Indemnification of Directors and Officers.

The following resolution was adopted by CMS Energy’s board of directors on May 6, 1987:

RESOLVED:  That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person’s service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS Energy’s Bylaws provide:

The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provide CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy’s subsidiaries, and CMS Energy’s officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at CMS Energy’s request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in Sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 16.	Exhibits.

Reference is made to the Exhibit Index filed as part of this Registration Statement.

ITEM 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CMS Energy Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on the 12th day of November, 2008.

CMS Energy Corporation
(Registrant)

By:	/s/ Thomas J. Webb
Name:     Thomas J. Webb

Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of November, 2008.

Name	Title

(i) Principal executive officer:

/s/ David W. Joos (David W. Joos)	President and Chief Executive Officer

(ii) Principal financial officer:

/s/ Thomas J. Webb (Thomas J. Webb)	Executive Vice President and Chief Financial Officer

(iii) Controller or principal accounting officer:

/s/ Glenn P. Barba (Glenn P. Barba)	Vice President, Controller and Chief Accounting Officer

(iv) Directors:

* (Merribel S. Ayres)	Director

* (Jon E. Barfield)	Director

* (Richard M. Gabrys)	Director

* (David W. Joos)	Director

Name	Title

* (Philip R. Lochner, Jr.)	Director

* (Michael T. Monahan)	Director

* (Joseph F. Paquette, Jr.)	Director

* (Percy A. Pierre)	Director

* (Kenneth L. Way)	Director

* (Kenneth Whipple)	Director

* (John B. Yasinsky)	Director

*By: /s/ Thomas J. Webb Name: Thomas J. Webb Title: Attorney-in-fact

EXHIBIT INDEX

Exhibits listed below that have been previously filed with the SEC are incorporated herein by reference with the same effect as if filed with this Registration Statement.

		Previously Filed
		With File	As Exhibit
Exhibits		Number	Number		Description

4.1		1-9513	(99)(a)	—	Restated Articles of Incorporation of CMS Energy (Form 8-K filed June 3, 2004)
4.2		1-9513	(3)(b)	—	CMS Energy Corporation Bylaws, amended and restated as of August 10, 2007 (3rd qtr. 2007 Form 10-Q)
4	.3.1	1-9513	(4)(i)	—	Certificate of Designation of 4.50% Cumulative Convertible Preferred Stock of CMS Energy Corporation dated as of December 2, 2003 (2003 Form 10-K)
4	.3.2	1-9513	3.1	—	Certificate of Designation of 4.50% Cumulative Convertible Preferred Stock, Series B of CMS Energy Corporation (Form 8-K filed December 22, 2004)
4	.4.1	33-47629	(4)(a)	—	Indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon (formerly NBD Bank), as Trustee (Form S-3 filed May 1, 1992)
4	.4.2	333-58686	(4)(a)	—	Indentures Supplemental thereto: 11th dated as of 3/29/01 (Form S-8 filed April 11, 2001)
4	.4.3	1-9513	(4)(d)(i)	—	15th dated as of 9/29/04 (2004 Form 10-K)
4	.4.4	1-9513	(4)(d)(ii)	—	16th dated as of 12/16/04 (2004 Form 10-K)
4	.4.5	1-9513	4.2	—	17th dated as of 12/13/04 (Form 8-K filed December 13, 2004)
4	.4.6	1-9513	4.2	—	18th dated as of 1/19/05 (Form 8-K filed January 20, 2005)
4	.4.7	1-9513	4.2	—	19th dated as of 12/13/05 (Form 8-K filed December 15, 2005)
4.58		1-9513	4.2	—	20th dated as of 7/3/07 (Form 8-K filed July 5, 2007)
4	.4.9	1-9513	4.3	—	21st dated as of 7/3/07 (Form 8-K filed July 5, 2007)
4	.4.10	33-47629	(4)(a)	—	Form of Senior Debt Securities (included in Exhibit 4.4.1)
4	.5.1	1-9513	(4a)	—	Indenture dated as of June 1, 1997, between CMS Energy and The Bank of New York Mellon, as trustee (Form 8-K filed July 1, 1997)
4	.5.2	1-9513	(4b)	—	Indentures Supplemental thereto: 1st dated as of 6/20/97 (Form 8-K filed July 1, 1997)
4	.5.3	1-9513	(4a)	—	Form of Subordinated Debt Securities (included in Exhibit 4.5.1)
4	.6.1	1-9513	10.2	—	$300 million Seventh Amended and Restated Credit Agreement dated as of April 2, 2007 among CMS Energy Corporation, the Banks, the Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agents all defined therein (Form 8-K filed April 3, 2007)
4	.6.2	1-9513	(10)(a)	—	Amendment thereto: Amendment No. 1 dated December 19, 2007 to $300 million Seventh Amended and Restated Credit Agreement dated as of April 2, 2007 among CMS Energy Corporation, the Banks, the Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agents all defined therein (2007 Form 10-K)
4	.6.3	1-9513	10.1	—	Assumption thereto: Assumption and Acceptance dated January 8, 2008 (Form 8-K filed January 11, 2008)
4.7		1-9513	(10)(b)	—	Fourth Amended and Restated Pledge and Security Agreement dated as of April 2, 2007 among CMS Energy and Collateral Agent, as defined therein (2007 Form 10-K)
4.8		1-9513	(10)(c)	—	Cash Collateral Agreement dated as of April 2, 2007, made by CMS Energy to the Administrative Agent for the lenders and Collateral Agent, as defined therein (2007 Form 10-K)
4.9		333-27849	(4)(o)	—	Form of Purchase Contract Agreement between CMS Energy and Purchase Contract Agent (including as Exhibit A the form of the Security Certificate) (Form S-3/A filed June 13, 1997)

Previously Filed
	With File	As Exhibit
Exhibits	Number	Number		Description

4.10	333-51932	(4)(f)	—	Certificate of Trust of CMS Energy Trust IV (Form S-3 filed December 15, 2000)
4.11	333-51932	(4)(g)	—	Form of Amended and Restated Trust Agreement of CMS Energy Trust IV (Form S-3 filed December 15, 2000)
4.12	333-51932	(4)(h)	—	Certificate of Trust of CMS Energy Trust V (Form S-3 filed December 15, 2000)
4.13	333-51932	(4)(i)	—	Form of Amended and Restated Trust Agreement of CMS Energy Trust V (Form S-3 filed December 15, 2000)
4.14	333-51932	(4)(k)	—	Form of Trust Preferred Security (included in Exhibit 4.13)
4.15	333-51932	(4)(l)	—	Form of Trust Preferred Securities Guarantee Agreement of CMS Energy Trust IV (Form S-3 filed December 15, 2000)
4.16	333-51932	(4)(m)	—	Form of Trust Preferred Securities Guarantee Agreement of CMS Energy Trust V (Form S-3 filed December 15, 2000)
5.1			—	Opinion of Shelley J Ruckman, Assistant General Counsel for CMS Energy, regarding the legality of the CMS Energy Common Stock
23.1			—	Consent of Shelley J. Ruckman, Assistant General Counsel for CMS Energy (included in Exhibit 5.1)
23.2			—	Consent of PricewaterhouseCoopers LLP
23.3			—	Consent of PricewaterhouseCoopers LLP
23.4			—	Consent of Ernst & Young LLP
24.1			—	Power of Attorney
99.1			—	CMS Energy Corporation Stock Purchase Plan, amended and restated as of November 12, 2008